FORM 8-A/A
                                (AMENDMENT NO. 2)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         TRIANGLE PHARMACEUTICALS, INC.
               (Exact name of registrant as specified in charter)

               DELAWARE                                       56-1930728
(State of incorporation or organization)                    (IRS Employer
                                                          Identification No.)

    4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE, DURHAM, NORTH CAROLINA 27707
             (Address of principal executive offices and zip code)

       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE
                                (Title of class)

                                      NONE
              (Name of exchange on which such class is registered)

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

      Securities Act registration statement file number to which this form relates:

            N/A       (if applicable)
      -------------
       Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED STOCK PURCHASE RIGHTS
                                (Title of class)

                          NASDAQ NATIONAL MARKET SYSTEM
              (Name of exchange on which such class is registered)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      On February 10, 1999, Triangle Pharmaceuticals, Inc. (the "COMPANY") filed with the Securities and Exchange Commission a Registration Statement on Form 8-A to register Rights issuable in accordance with the terms of the Rights Agreement (the "ORIGINAL RIGHTS AGREEMENT") dated as of February 1, 1999 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "RIGHTS AGENT "). All capitalized terms below and not defined herein have the meanings given them in the Original Rights Agreement.

      On June 2, 1999, the Board of Directors of the Company authorized the amendment of the Original Rights Agreement in connection with a Collaboration Agreement (the "COLLABORATION AGREEMENT"), a Co-Promotion Agreement (the "CO-PROMOTION Agreement"), a Common Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT"), and a Stockholder Rights Agreement (the "STOCKHOLDER AGREEMENT," along with the Collaboration Agreement, the Co-Promotion Agreement and the Stock Purchase Agreement, collectively referred to herein as the "ALLIANCE AGREEMENTS").

      In connection with the Alliance Agreements, the Board of Directors of the Company approved an amendment to the Original Rights Agreement (the "FIRST AMENDMENT") dated as of June 2, 1999 by and between the Company and the Rights Agent.

      The First Amendment provided that: (i) from the Effective Date (as such term is defined in the Collaboration Agreement) up until such time as Abbott Laboratories ("ABBOTT") holds less than the Minimum Purchaser Interest (as such term is defined in the Stockholder Agreement), neither Abbott nor its U.S. wholly-owned subsidiaries shall be deemed to be an Acquiring Person, that the Distribution Date will not be deemed to occur and that the Rights will not separate from the Common Stock of the Company as a result of entering into the Alliance Agreements or the consummation of the transactions contemplated thereby (other than any purchases permitted under Section 5.3 of the Stockholder Agreement or otherwise which cause Abbott's Beneficial Ownership (as the term "BENEFICIAL OWNERSHIP" is defined in the Stockholder Agreement) of shares of the Company's Common Stock to exceed 21% of the total shares of Common Stock of the Company outstanding from time to time hereafter) or as a result of the acquisition by Abbott of Beneficial Ownership (as defined in the Stockholder Agreement) of shares of Common Stock of the Company not exceeding twenty-one percent (21%) of the total shares of Common Stock of the Company outstanding from time to time hereafter, and (ii) for the period commencing as of the date of the Stockholder Agreement and ending on the earlier of (x) the Effective Date and (y) termination of the Stockholder Agreement (the "INTERIM PERIOD"), neither Abbott nor its U.S. wholly-owned subsidiaries shall be deemed to be an Acquiring Person, that the Distribution Date will not be deemed to occur and that the Rights will not separate from the Common Stock as a result solely of Abbott entering into the Stockholder Agreement and being deemed the Beneficial Owner of the Shares (as defined in the Stock Purchase Agreement); provided that Abbott does not become the Beneficial Owner (as defined in the Stockholder Agreement) of any securities of the Company in addition to the Shares during the Interim Period.

      On or about August 24, 2001, the Board of Directors of the Company authorized the further amendment of the Original Rights Agreement in connection with a Purchase Agreement (the "WARBURG STOCK PURCHASE AGREEMENT") dated August 24, 2001 between the Company and Warburg Pincus Private Equity VIII, L.P. ("WARBURG").


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

      In connection with the Warburg Stock Purchase Agreement, the Board of Directors of the Company approved an amendment to the Original Rights Agreement (the "SECOND AMENDMENT") dated as of August 24, 2001 by and between the Company and the Rights Agent (the Original Rights Agreement, as so amended by the First Amendment and the Second Amendment, the "RIGHTS AGREEMENT").

      The Second Amendment provides that up until such time as Warburg, together with its Affiliates, becomes the Beneficial Owner of more than the Permitted Percentage (as such term is defined in the Second Amendment), Warburg will not be deemed to be an Acquiring Person, the Distribution Date will not be deemed to occur, and the Rights will not separate from the Common Stock of the Company as a result of entering into the Warburg Stock Purchase Agreement or the consummation of the transactions contemplated thereby.

      The description and terms of the Rights are set forth in the Rights Agreement. The Rights Agreement and the Certificate of Designations for the Series B Junior Participating Preferred Stock are each attached as an exhibit to the Form 8-A Registration Statement filed with the Securities and Exchange Commission on February 10, 1999 and are each incorporated herein by reference. The First Amendment is attached as an exhibit to the Form 8-A/A Registration Statement (Amendment No. 1) filed with the Securities and Exchange Commission on June 18, 1999 and is incorporated herein by reference. The Second Amendment is attached as Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2001 and is incorporated herein by reference. The foregoing description of the Rights and the Series B Junior Participating Preferred Stock does not purport to be complete and is qualified in its entirety by reference to such exhibits.

ITEM 2. EXHIBITS.

Exhibit
Number      Document Description
------      --------------------

+1 Amendment to Rights Agreement dated as of August 24, 2001 by and between Triangle Pharmaceuticals, Inc. and American Stock Transfer &Trust Company, as Rights Agent.

++2 Purchase Agreement dated as of August 24, 2001 by and between Triangle Pharmaceuticals, Inc., and Warburg Pincus Private Equity VIII, L.P.

----------
+ Filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2001 and incorporated herein by reference.
++ Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2001 and incorporated herein by reference.


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

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      TRIANGLE PHARMACEUTICALS, INC.


DATE: August 24, 2001                 By:       /s/ Robert F. Amundsen, Jr.
                                         ---------------------------------------
                                         Name:  Robert F. Amundsen, Jr.
                                         Title: Executive Vice President & Chief
                                                Financial Officer


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

                                  EXHIBIT INDEX

EXHIBIT
NUMBER      DOCUMENT DESCRIPTION
------      --------------------

+1 Amendment to the Rights Agreement dated as of August 24, 2001 by and between Triangle Pharmaceuticals, Inc. and American Stock Transfer & Trust Company as Rights Agent.

++2 Purchase Agreement dated as of August 24, 2001 by and between Triangle Pharmaceuticals, Inc. and Warburg Pincus Private Equity VIII, L.P.

----------
+ Filed as Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2001 and incorporated herein by reference.
++ Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 24, 2001 and incorporated herein by reference.


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